                             AIMCO PROPERTIES, L.P.
                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                             DENVER, COLORADO 80222


                                 July 16, 1999


Dear Limited Partner in Riverside Park Associates Limited Partnership:

         At this point you should have received our Supplement to our Offer to Purchase increasing our purchase price to $21,500 per limited partnership unit. Please be advised that:

         o  Our offer is currently the HIGHEST offer for your units.

         o Our offer has been extended to expire on July 29, 1999, unless further extended. If our offer is extended, you will receive notification in a subsequent correspondence.

         If you have already tendered your units to us, you need not do anything and you will receive the higher price if your units are accepted for payment. If you have not tendered your units and desire to do so, please complete the enclosed Letter of Transmittal and return it to our Information Agent at the address set forth in the Letter of Transmittal.

         If you have questions or require further information, please call the Information Agent, toll free, at (888) 349-2005.

                                                Very truly yours,


                                                AIMCO PROPERTIES, L.P.